Exhibit 99.1

PRESS RELEASE

HOUSTON EXPLORATION REPORTS FIRST QUARTER 2004 RESULTS;
RECORD VOLUMES CONTINUE

Houston, Texas – April 30, 2004 – The Houston Exploration Company (NYSE: THX) today reported first quarter 2004 earnings of $39.7 million, or $1.25 per fully diluted share, down 7 percent per share from 2003, which included $6.9 million, net of tax, of non-recurring income relating to severance tax refunds. In addition, first quarter 2004 earnings were impacted by $0.02 per fully diluted share due to the effects of a non-cash charge under SFAS 133 relating to hedge ineffectiveness. Excluding these two items, and the $2.8 million non-cash, after-tax charge incurred in the first quarter of 2003 for the cumulative effect of adopting SFAS 143, the company’s per share income would have been up 5 percent year-over-year. First quarter 2004 earnings were ahead of the latest consensus estimates by $0.08 per fully diluted share.

Cash from operations before changes in operating assets and liabilities totaled $121.0 million, $6.0 million higher than the first quarter of 2003. (Cash from operations is a non-GAAP measure that is defined and reconciled in the table below.) Revenues for the quarter totaled $151.9 million, up 18 percent over last year.

Houston Exploration’s production rates set a new record again in the first quarter, with volumes averaging 332 million cubic feet of natural gas equivalent per day (MMcfe/d), up 15 percent from the 288 MMcfe/d produced during the first three months of 2003. The increase is primarily due to a fourth quarter 2003 Gulf of Mexico acquisition, and to a lesser extent, accelerated development drilling in the Arkoma Basin. Reflecting the acquisition and stepped-up drilling, the offshore and Arkoma areas saw year-over-year production increases of 28 percent and 65 percent, respectively.

During the first quarter the company realized an average natural gas price on hedged production of $4.99 per thousand cubic feet (Mcf) and $5.43 per Mcf on unhedged volumes. This compares to $4.93 per Mcf and $6.36 per Mcf during 2003’s similar quarter. Crude oil prices averaged $32.50 per barrel for the first quarter versus $31.57 per barrel during the first quarter of 2003.

Lifting costs (comprised of lease operating, transportation and severance tax expenses) for the first quarter of 2004 were $0.61 per Mcfe compared to $0.72 per Mcfe in the corresponding quarter of 2003, primarily due to increased production volume and lower workover expenses and severance taxes. Depreciation, depletion and amortization and asset retirement accretion expenses during the first quarter 2004 were $2.06 per Mcfe compared to $1.79 per Mcfe in the first quarter of 2003. Net general and administrative expenses in the first quarter of 2004 were $0.20 per Mcfe compared to $0.15 per Mcfe for the same period in 2003, primarily due to the company’s expanded work force and increased compensation expense, including the expensing of stock options.

During the quarter the company was apparent high bidder on six blocks at the Central Gulf of Mexico Lease Sale 190. The new blocks encompass 30,000 acres in water depths between 26 feet and 79 feet. The company’s net share of the bids was $4.4 million. Average working interest in these fields is estimated at 48 percent, and four of the areas have deep-shelf exploration potential.

“Generating near-record levels of excess cash flow, we paid down $57 million of acquisition debt during the quarter, closing with a debt-to-cap ratio of 24 percent,” reported Robert B. Catell, chairman of the board. “Our balance sheet is in great shape, providing ample acquisition liquidity for us to compete in the current market. Moreover, our strong cash flow appears to be more than adequate to fund this year’s active drilling program.”

William G. Hargett, president and chief executive officer, added, “Our development drilling program really hit its stride during the quarter. On the exploration front, although it is still early in the process, we have proved up a portion of our primary Uinta assets with five successful wells and plan to pick up a second rig in the Rocky Mountains to test other objectives in our portfolio.”

As with past quarters, The Houston Exploration Company has prepared the following table to assist with understanding the company’s financial results and near-term performance. Future results may vary from estimates.

	Second Quarter
Costs ($/Mcfe)	2004 Estimates
- Lease operating expense	$0.52	+ or -
- Severance tax	$0.12	+ or -
- General and administrative, net	$0.19	+ or -
- Transportation	$0.10	+ or -
- Depreciation, depletion and amortization and asset retirement accretion	$2.07	+ or -
- Interest, net	$0.06	+ or -

The company will hold its first quarter 2004 earnings conference call on Friday, April 30, at 8:00 a.m. Central Time to further review financial and operational results. To access the call dial (800) 374-0699 prior to the start.

To listen to the live webcast log on to www.houstonexploration.com and follow the webcast links. A replay of the call will be available for one week beginning at 11:00 a.m. Central Time on April 30. Dial (706) 645-9291 and provide the confirmation code 6893519 for this service.

The Houston Exploration Company is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The company’s operations are focused in South Texas, the Rocky Mountains, the Arkoma Basin, and offshore in the shallow waters of the Gulf of Mexico. Additional production is located in East Texas and West Virginia. For more information, visit the company’s website at www.houstonexploration.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act. All statements other than statements of historical fact included in this press release are forward-looking statements and reflect the company’s current expectations and are based on current available information. Important factors that could cause actual results to materially differ from the company’s current expectations include price volatility, the risk of future writedowns, the inability to meet substantial capital requirements, the constraints imposed by current indebtedness, reserve replacement risks, drilling risks, the risks associated with recent acquisitions, and other factors inherent in the exploration for and production of natural gas and crude oil discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual report and Form 10-K for the year ended December 31, 2003.

Unaudited First Quarter 2004 Financial and Operational Information Follows

Contact:	The Houston Exploration Company
Melissa Reynolds
713-830-6887
mreynolds@houstonexp.com

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The Houston Exploration Company

	Three Months Ended March 31,
	2004	2003
Unaudited Income Statement Data:	(in thousands, except per share data)
Revenues
Natural gas and oil revenues	$151,634	$128,398
Other	248	605

Total revenues	151,882	129,003
Operating expenses
Lease operating	12,706	11,646
Severance tax	3,057	4,305
Transportation	2,736	2,492
Asset retirement accretion	1,288	826
Depreciation, depletion and amortization	60,964	45,654
General and administrative, net	6,088	3,884

Total operating expenses	86,839	68,807
Income from operations	65,043	60,196
Other (income) and expense	110	(10,578)
Interest expense	4,228	3,637
Capitalized interest	(1,941)	(1,371)

Interest expense, net	2,287	2,266
Income before taxes	62,646	68,508
Provision for income tax
Current	8,142	58
Deferred	14,814	23,981

	22,956	24,039
Income before change in accounting principle	$39,690	$44,469
Cumulative effect of change in accounting principle	—	(2,772)

Net income	$39,690	$41,697

Earnings per share
Basic
Income before change in accounting principle	$1.26	$1.44
Cumulative effect of change in accounting principle	—	(0.09)

Net income	$1.26	$1.35

Fully diluted
Income before change in accounting principle	$1.25	$1.43
Cumulative effect of change in accounting principle	—	(0.09)

Net income	$1.25	$1.34

Weighted average shares	31,598	30,960
Weighted average shares – fully diluted	31,714	31,069

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The Houston Exploration Company, continued

	Three Months Ended March 31,
	2004	2003
Operating Data:
Production
Natural gas (MMcf)	28,132	24,385
Oil (MBbls)	348	257
Total (MMcfe)	30,220	25,927
Average daily production (MMcfe/d)	332	288
Average sales price
Natural gas realized ($/Mcf)	$4.99	$4.93
Natural gas unhedged ($/Mcf)	5.43	6.36
Oil realized ($/Bbl)	32.50	31.57
Oil unhedged ($/Bbl)	32.50	33.42

	March 31,	December 31,
	2004	2003
Unaudited Balance Sheet Data:	(in thousands)
Working capital (deficit)(1)	$(18,257)	$(36)
Property, plant and equipment, net	1,379,728	1,371,129
Total assets	1,539,100	1,509,065
Long-term debt and notes	245,000	302,000
Total stockholders’ equity	760,792	735,534

(1) Working capital deficit caused by negative fair value of derivative instruments.

Unaudited Non-GAAP Financial Measures:
 Cash from operations represents net cash provided by operating activities before changes in operating assets and liabilities. Cash from operations is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Cash from operations is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities and to service debt. Cash from operations is not a measure of financial performance under GAAP and should not be considered an alternative to net income. The table below reconciles cash from operations to net cash provided by operating activities as disclosed on the company’s statement of cash flows.

	Three Months Ended March 31,
	2004	2003
Reconciliation of Non-GAAP Measures:	(in thousands)
Cash from operations before changes in operating assets and liabilities	$121,003	$114,965
Plus changes in operating assets and liabilities	10,156	(51,984)

Net cash provided by operating activities	$131,159	$62,981

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